Exhibit 3.1

CBRE REALTY FINANCE, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of CBRE Realty Finance, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting the first sentence of Article I in its entirety and substituting in lieu thereof a new sentence to read as follows:

SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is:

Realty Finance Corporation

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: These Articles of Amendment shall become effective at 12:01 a.m., Eastern Time, on January 1, 2009.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 18th day of December, 2008.

ATTEST:		CBRE REALTY FINANCE, INC.

By:	/s/ Susan M. Orr	By:	/s/ Kenneth J. Witkin	(SEAL)
Name:	Susan M. Orr	Name:	Kenneth J. Witkin
Title:	Secretary	Title:	President